Exhibit 21.1
LIST OF SUBSIDIARIES
Alpine Funding LLC, a Delaware limited liability company
Energy Hardware Holdings, Inc., a Delaware corporation
MVC Cayman, a Cayman Island limited liability company
MVC Financial Services, Inc., a Delaware corporation
SIC Investment Holdings LLC, a limited liability company
STRF Investment Holdings LLC, a Delaware limited liability company